Exhibit 10.40

ASSET PURCHASE AGREEMENT

dated as of

November 26, 2012

among

ADGERO BIOPHARMACEUTICALS, INC.

as Buyer, and

ST. CLOUD INVESTMENTS, LLC,

as Seller.

i

5.4	Sharing of Data	10
5.5	Additional Patent Rights	10
ARTICLE VI INDEMNIFICATION		11
6.1	Indemnification by Seller	11
6.2	Indemnification by Buyer	11
6.3	Procedures	11
ARTICLE VII DEFINITIONS		13
ARTICLE VIII MISCELLANEOUS		22
8.1	No Third Party Beneficiaries	22
8.2	Entire Agreement	22
8.3	Succession and Assignment	22
8.4	Counterparts and Facsimile Signature	22
8.5	Headings	22
8.6	Notices	22
8.7	Governing Law	23
8.8	Amendments and Waivers	23
8.9	Severability	23
8.1	Transaction Expenses	24
8.11	Submission to Jurisdiction	24
8.12	Attorneys’ Fees	24
8.13	Specific Performance	24
8.14	Confidentiality	24
8.15	Construction	25
8.16	Termination	25

EXHIBITS
Exhibit A	Form of Bill of Sale
Exhibit B	Forms of Patent Assignment
Exhibit C	Form of Regulatory Documentation Assignment

ii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), entered into as of November 26, 2012 (the “Effective Date”), is by and between Adgero Biopharmaceuticals, Inc., a Delaware corporation (“Buyer”), and St. Cloud Investments, LLC, a limited liability corporation incorporated in the British Virgin Islands (“Seller”). Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article VII.

WITNESSETH:

WHEREAS, Seller has taken possession of certain assets of Miravant Medical Technologies (“Miravant”), including the Miravant Subsidiaries and their assets, pursuant to enforcement of its security interest in all or substantially all of the assets of Miravant contained in the Security Agreement dated March 7, 2005 (the “Security Agreement”), by and between the Seller and Miravant and is selling Acquired Assets to Buyer;

WHEREAS, pursuant to that certain Option to Purchase Assets Agreement, dated August 27, 2009, by and between Seller and Buyer, as amended by the Addendum and Modification to Purchase Agreement dated May 9, 2010, the Addendum and Modification to Purchase Agreement dated December 30, 2010, the Addendum and Modification to Purchase Agreement dated June 30, 2011, the Extension to the Addendum and Modification to the Option to Purchase Assets Agreement, dated September 30,2011 and the Second Amendment to Option to Purchase Assets Agreement dated January 24, 2012 (as amended, the “Option Agreement”), and the Extension to the Addendum and Modification to the Option to Purchase Assets Agreement, dated March 2, 2012. Buyer was granted an option (the “Option”) to purchase from Seller the Acquired Assets; and

WHEREAS, Buyer desires to exercise its Option and purchase from Seller, and Seller desires to sell, transfer, convey, assign and deliver to Buyer, the Acquired Assets on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, and the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Parties), intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1    Purchase and Sale of Assets. At the Closing, upon and subject to the terms and conditions of this Agreement, (a) Buyer shall purchase and hereby purchases from Seller, and Seller shall sell, transfer, convey, assign and deliver, and hereby sells, transfers, conveys, assigns and delivers to Buyer, all of its right, title and interest in, to and under the Acquired Assets, in each case free and clear of all Liens, by delivery of a bill of sale in substantially the form set forth in Exhibit A hereto (“Bill of Sale”), instruments of assignment of Patents in substantially the forms of assignment attached as Exhibit B hereto (the “Patent Assignments”), and an. instrument of assignment of Regulatory Documentation in substantially the form of assignment attached as Exhibit C hereto (the “Regulatory Documentation Assignment”), and such other instruments of transfer and title as Buyer may otherwise reasonably request, in each case in form and substance reasonably acceptable to Buyer, and (b) at the Closing Seller shall deliver to Buyer, or otherwise authorize Buyer to take possession and control of, all (i) Acquired Assets of a tangible nature including but not limited to all Miravant medical laser devices and pharmaceutical product held by St. Cloud or on its behalf , (ii) tangible embodiments of the Acquired Assets, including without limitation lists of all suppliers, customers, distributors and other sales information, all works of authorship, including drawings, creative materials, advertising, studies, reports, trial results, prototypes, mechanical renderings and designs, (iii) all legal files (prosecution history), certificates of registration and official correspondence to and from any governmental or regulatory authority regarding all issued and pending patents, trademarks and copyrights included in the Acquired Assets, and (iv) all corporate documents, records and flies relating to the Acquired Assets.

1.2    Assumed Liabilities; Retained Liabilities.

(a) Buyer shall not assume or be liable for any Liabilities other than as expressly provided for in this Section 1.2. Buyer shall not assume or be liable for any Liabilities, Indebtedness or other obligations of whatever nature of Seller which relate to Photrex or other Miravant Derived Photodynamic Therapy programs prior to the Closing Date, including sales or distribution of drugs, equipment or consumables made prior to the Closing Date that are used or consumed after the Closing Date, any replacement, warranty or service claims relating to such sales or distribution, past clinical or nonclinical studies or prior financial obligations or judgments made against Miravant or one or more Miravant Subsidiaries. Notwithstanding the foregoing:

(i) in order to expedite this overall process and consistent with the Option Agreement, Seller has previously authorized Buyer, at Buyer’s cost using Buyer’s choice of counsel, to attend to the finalization of the foreclosure related transfer of ownership of the Acquired Assets to Seller by covering Seller’s expenses pertaining to the foreclosure and the repossession followed by the disposition of collateral as provided herein up to an amount not to exceed $15,000 (of which $10,000 has heretofore been paid to Seller) with the remaining $5,000 payable upon the Effective Date; and

(ii) Buyer shall advance all out of pocket fees and expenses of Seller’s counsel in the amount of $1,000 for transfer of patents listed in Annex 1 from Miravant’s name to Seller’s name, from Miravant Subsidiaries’ names to Seller’s name, and subsequently from Seller’s name to Buyer’s name.

(iii) Buyer shall, at Buyer’s cost using Buyer’s choice of counsel, attend to the recovery/transfer of Miravant corporate documents, as necessary for transfer of the Acquired Assets to Buyer.

(b) At the Closing, on the terms and subject to the conditions set forth in this Agreement, the Buyer expressly assumes, the “Assumed Liabilities” and no other Liabilities. The “Assumed Liabilities” are to be paid on a contingency basis according to the rate set by the Financing Payment Schedule. The “Assumed Liabilities” are:

(i) legal fees and expenses of Seller incurred in connection with the transactions contemplated by this Agreement, plus past unpaid patent related expenses of Seller, up to a maximum amount of $40,000.

(ii) On Seller’s behalf, Buyer shall pay Steven J. Rychnovsky $13,000 in cash for past expenses payable.

(c) All other Liabilities, independent of the Assumed Liabilities, are retained by Seller (the “Retained Liabilities”).

1.3    Purchase Price. The purchase price to be paid by Buyer for the Acquired Assets shall be as follows (the “Purchase Price”):

(a)

(i) At the Closing, Buyer or Buyer Licensee will deliver to Seller a $100,000 aggregate principal amount in the form of a convertible equity security (“Convertible Equity Security”) and will also deliver to Steven J. Rychnovsky as Seller’s Designee, a $100,000 aggregate principal amount in the form of a second Convertible Equity Security. The combined total amount of all such Convertible Equity Securities will be $200,000 and will fully satisfy that $200,000 convertible debenture referenced in that Option to Purchase Assets Agreement, dated August 27, 2009, by and between Seller and Buyer. Each Convertible Equity Security shall carry a simple interest rate of 8% accruing from the Effective Date and shall be converted (including any interest that is accrued and unpaid as of the date of conversion) on the date of the Payment Equity Financing of (A) the Buyer or (B) the Buyer Licensee. This conversion shall be the sole means of payment of the Convertible Equity Security, unless at Buyer’s sole discretion, Buyer chooses to pay cash in whole or in part.

(ii) Buyer or Buyer Licensee will pay an initial contingency based milestone payment totaling $100,000 in cash (the “Initial Milestone Payment”) to Seller and Seller’s Designee according to the rate, payment structure and contingency conditions set by the Financing Payment Schedule.

(iii) Prior to complete payment of the Initial Milestone Payment and complete payment of the Assumed Liabilities the Buyer agrees to use commercially reasonable efforts to maintain the Acquired Assets in good standing such that in the event of termination, all Acquired Assets may be returned to the Seller. However, it is the Buyer’s responsibility to maintain all patents at the Buyer’s sole discretion and the Buyer may choose, at its sole discretion, to abandon any patents included in the Acquired Assets and those abandoned patents need not be returned to the Seller upon termination.

(b) Unless earlier terminated, either Buyer or the Buyer Licensee, but not both, shall pay Seller the following milestone payments (each a “Development Milestone Payment”) within sixty (60) days after achievement of the indicated milestone event (each a “Development Milestone Event”) by Buyer or Buyer Licensee with respect to a Product:

(i) a total of $300,000 in cash, with $240,000 paid to the Seller and $60,000 paid to the Seller’s Designee, upon the sooner of (A) the next equity financing after a “non-exploratory clinical trial” (a Phase IIB trial in which at least 50 patients that complete the trial and their clinical data can be evaluated) or (B) the commencement of a clinical trial intended to be used as a definitive study for market approval in any ‘country; and

(ii) and a total of $700,000, with $560,000 paid to the Seller and $140,000 paid to the Seller’s Designee, upon the grant of the first Regulatory Approval of a Product.

(iii) For avoidance of doubt, each of the foregoing Milestone Payments shall become due and payable, if at all, (A) solely in connection with the performance or achievement of the relevant Development Milestone Event in relation to a Product that is developed through the material use of the Acquired Assets, (B) the first time such Development Milestone Event is achieved, whether it is achieved by Buyer or any Buyer Licensee, and (C) a maximum of one (1) time regardless of how many times any specific Development Milestone Event is achieved with Products and regardless of the payor.

(c) Unless earlier terminated, either Buyer shall pay, or any Buyer Licensee shall pay, but not both, to Seller a single royalty equal to six percent (6.0%) of Net Sales during the Royalty Term and shall pay to Seller’s Designee a single royalty equal to one and one-half percent (1.5%) of Net Sales during the Royalty Term. Buyer Licensee shall pay the royalty directly or indirectly through Buyer. The payments due under this Section 1.3(c) shall be paid within thirty (30) days of the end of each calendar quarter during which revenue is collected. Royalties on Net Sales under this Section 1.3(c) will be payable on a Product-by-Product and country-by-country basis, commencing on the first commercial sale of a Finished Product in a country until the later of (i) the invalidation, revocation, lapse or expiration of the last to expire Valid Claim of any Patent that would be infringed by the sale of such Finished Product in such country or (ii) the expiration of any Regulatory Exclusivity Period for such Product in such country (the “Royalty Term”). The Royalty Term will include only that period for which the Buyer, Buyer Licensee or their designee, holds exclusive marketing rights in the relevant . jurisdiction for the Acquired Assets, or products derived from the Acquired Assets, as a result of a legal right received as part of this Asset Purchase Agreement by Data Exclusivity, Orphan Drug Exclusivity or Patent Protection. However, patents which may be in force but which do not provide marketing exclusivity will not be included in the determination of royalties to be paid to Seller under this agreement.

1.4    Delivery of Acquired Assets. Buyer shall take possession of all Acquired Assets, wherever located, on the Closing Date.

1.5    The Closing. Subject to the satisfaction of the conditions precedent to the Closing set forth in Article IV, the Closing of the transactions contemplated by this Agreement (the “Closing”) shall, unless the parties otherwise agree in writing, take place at a location of the Buyer’s choosing within three (3) Business Days of the satisfaction of all of the conditions precedent to the Closing set forth in Article IV (or waiver of any such condition by Buyer in accordance with the terms hereof), or such other location or date as the Parties may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

1.6    Cooperation: Further Assurances. At any time and from time to time after the Closing, without further consideration, Seller shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and delivery and take such actions as Buyer may reasonably request to more effectively sell, transfer, convey, assign and deliver to Buyer, and to confirm Buyer’s rights to, title in and ownership of, the Acquired Assets, and to place Buyer in actual possession and operating control thereof, including the furnishing of information and execution of any documents, the filing or recordation of which with Governmental Entities, including the United States Patent and Trademark Office, is prerequisite to the statutory establishment or recordation of assignment of any patents, copyrights or trademarks included in the Acquired Assets. The Parties shall cooperate in activities associated with the sale, transfer, conveyance, assignment and delivery of the Acquired Assets to Buyer and with the purchase of the Acquired Assets by Buyer. With Seller’s cooperation, Buyer shall, at Buyer’s cost and using Buyer’s choice of counsel, record in the records of the requisite Governmental Entities the series of transfers of the Acquired Patents and Regulatory Documents including but not limited to INDs, NDA filings, and other documentation from Seller to Buyer.

1.7    Power of Attorney. Seller hereby appoints and constitutes Buyer as its true and lawful attorney, with full power of substitution, and with full power and authority to perform the following acts on behalf of Seller: the selling, transferring, conveying, assigning and delivering of all right, title and interest of Seller in and to the Acquired Assets to Buyer or Buyer’s successor, assign or designee, including completing and executing for and on behalf of Seller any and all instruments, certificates and documents that assist in or evidence the transfer of the Acquired Assets to Buyer or put Buyer in possession and control of the Acquired Assets, including for the recording, registering and filing of, or accomplishing any other formality with respect to the foregoing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that the statements contained in this Article II are true and correct as of the Effective Date and the Closing Date.

2.1    Organization; Authority. Seller is duly organized and validly existing under the laws of the British Virgin Islands and has full power to enter into this Agreement and to carry out the provisions hereof. The execution and delivery by Seller of this Agreement and each Ancillary Agreement to which it is a party, the performance by Seller of obligations under this Agreement and each Ancillary Agreement to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller, and no other proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and each Ancillary Agreement to which Seller is a party has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.

2.2    Noncontravention. Neither the execution and delivery by Seller of this Agreement or any Ancillary Agreement to which Seller is a party, nor the consummation by Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the certificate or articles of incorporation, bylaws or other organizational or charter documents of Seller, (b) require on the part of Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Contract or instrument to which Seller is a party or by which Seller is bound, (d) result in the imposition of any Lien upon any Acquired Assets or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of the Acquired Assets.

2.3    Title of Acquired Assets.

(a) Seller hereby represents and warrants that (i) Annex 1 contains a of current, valid registrations of patents that are included in the Acquired Assets and for which a Transfer Statement or assignment has been recorded with the appropriate patent offices; and (ii) Annex 2 contains a complete and accurate list of all Regulatory Documentation and Acquired Technology included in the Acquired Assets.

(b) Seller hereby represents and warrants that Seller has recorded Transfer Statements for U.S. Patent Nos. 6,783,541; 5,616,342 and 7,396,354 from Miravant to Seller in the records of the United States Patent and Trademark Office. Seller will record all assignments of the remaining patents and patent applications identified in Annex 1 from Miravant’s Subsidiaries to Seller in the records of the appropriate patent offices immediately upon receipt of payment d :fined in section 1.2.a.(ii). To Seller’s knowledge, Seller exclusively owns, is in possession of, and has good title to the Acquired Assets that were owned by Miravant and can and will cause the Miravant Subsidiaries to assign and transfer the assets held by such subsidiaries to Seller upon the Effective Date or as outlined in Section 12(a)(ii). To Seller’s knowledge, upon execution and delivery by Seller of the instruments of sale, transfer, conveyance, assignment and delivery referred to in Section 1.1, Buyer will receive good and clear title to the Acquired Assets that were owned by Miravant free of all liens and such title as owned by the Miravant Subsidiaries in the Acquired Assets that were owned by the Miravant Subsidiaries. Seller acquired ownership of the Acquired Assets that it is transferring by taking . possession of such Acquired Assets in connection with the enforcement of Seller’s security interest in the assets of Miravant, giving notice per California Commercial Code §9619, and filing and recording a transfer statement upon expiration of 20 days and without receiving objections.

(c) At any time and upon the request of Buyer and at Buyer’s expense, Seller, on behalf of itself and its subsidiaries and Affiliates, shall convey, assign and transfer to Buyer or Buyer’s designee all right, title and interest in any other patents, patent applications, Patent Rights or similar intellectual property, whether or not filed or recorded with the United States Patent and Trademark Office or any other patent authority that Seller or its subsidiaries or Affiliates acquired from Miravant or Miravant’s subsidiaries or Affiliates (collectively, the “Additional Patent Rights”).

2.4    Licenses and Other Agreements. To Seller’s knowledge, sales of Photrex and other Miravant Derived Photodynamic Therapy Products related to the Acquired Assets are not subject to any royalties or other payments to Third Parties, and Seller is not obligated to pay any royalties or other payments to Third Parties with respect to the marketing, sale, distribution, manufacture, license or use of any Acquired Assets or any other property or rights relating thereto. Seller has not granted, and to Seller’s knowledge there are not outstanding, any options, licenses, sublicenses, exclusive sales or distribution agreements or other Contracts of any kind with respect to the Acquired Assets, Photrex or other Miravant Derived Photodynamic Therapy Products related to the Acquired Assets, with any Third Parties, nor is Seller bound by or a party to any such Contract with a Third Party.

2.5    No Liability. Seller hereby represents and warrants that following Closing, other than the Assumed Liabilities, Buyer will not be subject to any Liabilities relating to the Acquired Assets or the operation of the Acquired Assets prior to the Closing, whether accrued, absolute, contingent or otherwise.

2.6    Legal Proceedings. There is no Action or Proceeding pending or, to Seller’s knowledge, threatened against Seller or relating to or affecting any of the Acquired Assets or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any of the Ancillary Agreements. Seller has not received any written notice and otherwise does not have any knowledge of any writ, judgment, decree, injunction or similar requirement or binding obligation or order of any governmental or regulatory authority (in each such case whether preliminary or final) relating to or affecting, in any material respect, any of the Acquired Assets, nor is there any basis for the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the statements contained in this Article III are true and correct as of the Effective Date and the Closing Date.

3.1    Organization; Authority. Buyer is duly organized and validly existing under the laws of the state of its incorporation and has full power to enter into this Agreement and to carry out the provisions hereof. The execution and delivery by Buyer of this Agreement and each Ancillary Agreement to which it is a party, the performance by Buyer of obligations under this Agreement and each Ancillary Agreement to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and no other proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and each Ancillary Agreement to which Buyer is a party has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.

3.2    Noncontravention. Neither the execution and delivery by Buyer of this Agreement or any Ancillary Agreement to which Buyer is a party, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the certificate or articles of incorporation, bylaws or other organizational or charter documents of Buyer, (b) require on the part of Buyer any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Contract or instrument to which Buyer is a party or by which Buyer is bound or to which any of its assets is subject.

3.3    Legal Proceedings. There is no Action or Proceeding pending or, to Buyer’s knowledge, threatened against Buyer or relating to or affecting any of the Acquired Assets or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any of the Ancillary Agreements. Buyer has not received any written notice and otherwise does not have any knowledge of any writ, judgment, decree, injunction or similar requirement or binding obligation or order of any governmental or regulatory authority (in each such case whether preliminary or final) relating to or affecting, in any material respect, any of the Acquired Assets, nor is there any basis for the foregoing.

3.4    Good Faith. Buyer knows of no interests held by any third party which are superior to the interests of Seller in the Acquired Assets.

ARTICLE IV

CONDITIONS TO CLOSING

4.1    Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

(a) the representations and warranties of Seller set forth in Article II shall be true and correct in all material respects as of the Effective Date and the Closing Date;

(b) all actions shall have been taken and completed by Seller or otherwise to vest all right, title and interest in the Acquired Assets in Buyer, in each case, free and clear of all Liens;

(c) Seller shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(d) no Action or Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of Buyer to own, operate or control any of the Acquired Assets;

(e) Seller shall have delivered to Buyer documents evidencing the release or termination of all Liens on the Acquired Assets, if any, as well as copies of Seller’s documents pertaining to the Seller’s foreclosure on Miravant and transfer of Acquired Assets from Miravant Subsidiaries;

(f) All material third-party consents required to be obtained in connection with the transactions contemplated by this Agreement will have been obtained and will be in full force and effect;

(g) Seller shall have executed and delivered to Buyer each Ancillary Agreement to. which it is a party;

(h) Buyer shall have received such other certificates and instruments as it shall reasonably request in connection with the Closing; and

(i) Seller shall have authorized Buyer to take possession or control of, the Acquired Assets on the Closing Date in accordance with the terms of Section 1.4.

4.2    Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following conditions:

(a) the representations and warranties of Buyer set forth in Article III shall be true and correct in all material respects as of the date of the Effective Date and the Closing Date;

(b) no Action or Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(c) Buyer shall have paid the Assumed Liabilities set forth in Section 1.2(a)(i) hereto; and

(d) Buyer shall have executed and delivered to Seller each Ancillary Agreement to which it is a party.

ARTICLE V

COVENANTS

5.1    Covenants Prior to Closing.

(a) Until the Closing Date, Seller shall promptly disclose to Buyer in writing any material change in the Acquired Assets of which Seller is made aware or has reason to know. Material change shall include, but not be limited to, adverse events as well as events out of the ordinary course of business such as (i) litigation, (ii) any significant change (more than 5%) in liabilities relating to them, (iii) any denial of a patent claim or notification of infringement of Intellectual Property, or change in a patent’s status or (iv) any denial or revocation of a proposed protocol or the results of any clinical or preclinical studies by any applicable regulatory agency or Governmental Entity, as such events may render the transactions contemplated by this Agreement substantially different or uncertain.

(b) Buyer shall be responsible at its own expense to prosecute and maintain the Acquired Assets in its discretion, to defend the Acquired Assets and to commence and prosecute any infringement claims against Third Parties for infringement by such Third Parties of the Acquired Assets from and after the Effective Date.

(c) Seller shall, upon the request of Buyer and with Seller’s written approval, which shall not be unreasonably withheld, consent to allow Buyer to contact and communicate with any vendors, licensors, customers, government regulators, and other individuals and entities having business dealings in connection with the Acquired Assets.

(d) Each of the Parties shall work as expeditiously as commercially reasonable to consummate the transactions contemplated by this Agreement.

5.2    Proprietary Information. From and after the Closing, Seller shall not disclose or make use of (except to pursue its rights under this Agreement or the Ancillary Agreements), and shall cause all of its respective Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to the Acquired Assets, Buyer or its business; except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by Seller or any of its Affiliates.

5.3    Tax Matters. All transfer Taxes, including without limitation value-added Taxes, deed excise stamps and similar charges, related to the purchase and sale of the Acquired Assets contemplated by this Agreement shall be paid by Seller, and Seller shall indemnify Buyer against any such Taxes which are imposed on Buyer.

5.4    Sharing of Data. Promptly upon request by Buyer made at any time following the Effective Date, Seller shall authorize the release to Buyer of all files pertaining to the Acquired Assets that are held by any federal, state, county or local authorities, agencies or instrumentalities.

5.5    Additional Patent Rights. Seller shall not, and Seller shall ensure that none of its subsidiaries or Affiliates, including the Miravant Subsidiaries shall, sell, transfer, assign, convey, or otherwise dispose of any of the Additional Patent Rights.

ARTICLE VI

INDEMNIFICATION

6.1     Indemnification by Seller.

(a)     Seller shall indemnify and hold harmless Buyer and its subsidiaries and its and their respective officers, directors, employees, agents, representatives, successors, permitted assigns and controlling persons (each, a “Buyer Indemnified Party”) from and against any Liability, demand, action, cause of action, and Damage which a Buyer Indemnified Party incurs, suffers, sustains or becomes subject to based upon, in whole or in part, any claims, Liabilities, Indebtedness or obligations which relate to a material breach of any representation, warranty or covenant made by Seller contained in this Agreement; provided, however, that in no event shall Seller be obligated by this Section 6.1(a) to indemnify Buyer for any amount in excess of the Purchase Price paid by Buyer to Seller.

(b)     Seller shall indemnify and hold harmless any Buyer Indemnified Party from and against any and all Liabilities, demands, actions, causes of action, and Damages, joint or several, to which any such Buyer Indemnified Party may become subject arising out or in connection with the transactions contemplated by this Agreement. or any claim, litigation, investigation or proceedings relating to the foregoing regardless of whether any of such Buyer Indemnified Party is a party thereto, and to reimburse such Buyer Indemnified Party for any legal or other expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing, provided that any Losses, claims, Damages, Liabilities and expenses are finally judicially determined to have resulted from the gross negligence or willful misconduct of Seller. Notwithstanding anything in this Section 6.1(b), Seller shall not be responsible for any indemnification payments under this Section 6.1(b) in excess of $100,000.

6.2     Indemnification by Buyer. Buyer agrees to indemnify and hold harmless Seller, and its respective officers, directors, employees, agents, representatives, successors, permitted assigns and controlling persons (each a “Seller Indemnified Party”) from and against any and all Liabilities, demands, actions, causes of action, and Damages, joint or several, to which any such Seller Indemnified Party may become subject arising out or in connection with the transactions contemplated by this Agreement, or any claim, litigation, investigation or proceedings relating to the foregoing, regardless of whether any of such Seller Indemnified Party is a party thereto, and to reimburse such Seller Indemnified Party for any legal or other expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing, provided that the Losses, claims, Damages, Liabilities and expenses are finally judicially determined to have resulted from a material breach of any representation, warranty or covenant made by Buyer contained in this Agreement, or the gross negligence or willful misconduct of Buyer. Notwithstanding anything in this Section 6.2, Buyer shall not be responsible for any indemnification payments under this Section 6.2 in excess of $100,000.

6.3     Procedures.

(a)     If a party wishes to seek indemnification under this Section 6, such party (the “Indemnified Party”) shall give written notice thereof to the party or parties from whom it seeks indemnification (the “Indemnifying Party”); provided, that in the case of any action or lawsuit brought or asserted by a third party (a “Third Party Claim”) that would entitle the Indemnified Party to indemnity hereunder, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing; provided further, that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its indemnification obligation hereunder except to the extent that the Indemnifying Party has been materially prejudiced thereby. Any request for indemnification made by an Indemnified Party shall be in writing, shall specify in reasonable detail the basis for such claim, the facts pertaining thereto and, if known and quantifiable, the amount thereof.

(b)     In the case of any Third Party Claim, if within thirty (30) Business Days after receiving the notice described in Section 6.3(a) above the Indemnifying Party gives written notice to the Indemnified Party stating (A) that the Indemnifying Party would be liable for indemnity under the provisions hereof if such Third Party Claim were valid, (B) that the Indemnifying Party disputes and intends to defend against such claim and (C) that the Indemnifying Party will be solely responsible for all costs, expenses and liabilities incurred in connection with or otherwise relating to such claim, then counsel for the defense shall be selected by the Indemnifying Party (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld), whereupon the Indemnifying Party shall not be required to make any payment to the Indemnified Party for the costs of its defense counsel in respect of such Third Party Claim as long as the Indemnifying Party is conducting a good faith and diligent defense; provided, that the Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel. If the Indemnifying Party assumes the defense in accordance with the preceding sentence, it shall have the right, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld, to settle the portion of such Third Party Claim that is subject to indemnification; provided, that the settlement (i) does not involve the imposition of an injunction or other equitable relief on the Indemnified Party, and (ii) expressly and unconditionally releases the Indemnified Party from all Liabilities with respect to such Third Party Claim (and all other claims arising out of the same or similar facts and circumstances), with prejudice. The Indemnifying Party shall keep the Indemnified Party apprised of the status of any Third Party Claim for which it has assumed the defense, shall furnish the Indemnified Party with all documents and information that such Indemnified Party reasonably requests, and shall consult with the Indemnified Party prior to acting on major matters, including settlement discussions. Notwithstanding any of the foregoing, the Indemnifying Party shall not have the right to assume control of the defense, and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if the Third Party Claim which such Indemnifying Party seeks to assume control of: (1) seeks non-monetary relief; (2) involves criminal or quasi-criminal allegations; (3) is one in which an Indemnifying Party and the Indemnified Party are both named in the complaint, and joint representation by the same counsel would be inappropriate under applicable standards of ethical conduct; (4) could reasonably be expected to adversely affect the Taxes of the Indemnified Party for a taxable period (or portion thereof) beginning after the Closing Date; or (5) involves a claim for which an adverse determination would have a material and adverse effect on the Indemnified Party’s reputation or future business prospects. If notice of intent to dispute and defend is not given by the Indemnifying Party within the time period referenced above, or if such diligent good faith defense is not being or ceases to be conducted, then the Indemnified Party may undertake the defense of (with counsel selected by such Indemnified Party), and shall have the right to compromise or settle, such Third Party Claim (exercising reasonable business judgment) in its discretion. If such Third Party Claim is one that, by its nature, cannot be defended solely by the Indemnifying Party, then the Indemnified Party shall make available all information and assistance that the Indemnifying Party shall reasonably request, and shall cooperate with the Indemnifying Party in such defense.

ARTICLE VII

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Acquired Assets” shall mean all of the following:

(a)     Acquired Patents and all laboratory notebooks, reports, correspondence, test materials, records, assignments and data that pertain to the Acquired Patents;

(b)     All of Seller’s rights, if any, in the trade names and trademarks Photrex, Purlytin and PhotoPoint, and all goodwill associated therewith including U.S. Trademark Registration No. 3,021,310 for PHOTOPOINT and design;

(c)     Acquired Technology;

(d)     Regulatory Documentation and Regulatory Filings, including but not limited to all correspondence to and from Regulatory Agencies;

(e)     Business Records;

(f)     Additional Patent Rights;

(g)     all Intellectual Property in or to any of the foregoing (including without limitation all original, renewal, extension and reissued registrations which have been or shall be issued in the United States and all other countries in respect to the Acquired Assets and any improvements or derivatives thereof, and all inventions and the patents as may issue or claim priority under United States law or international convention in respect to the Acquired Patents; all rights of priority and, to the extent owned by Seller, claims for damages for reason of past or current infringement, unauthorized use or misappropriation of the Acquired Assets, as well as the right to sue for and collect the same for Buyer’s own use and enjoyment; and the Related Know-How);

(h)     all assets held or owned by the Miravant Subsidiaries;

(i)     all other assets used in or useful to the business of creating or providing Photodynamic Therapy or Photodynamic Therapy Technology; and

(j)     the goodwill associated with any of the foregoing.

“Acquired Patents” means any patent or patent application, whether or not filed, that St. Cloud acquired from Miravant or the Miravant Subsidiaries, including but not limited to (i) the United States and/or foreign patents and patent applications listed in Annex 1; (ii) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of a patent application identified in (i); (iii) any patents issuing on any of the patent applications identified in (i) or (ii), including any reissues, renewals, reexaminations, substitutions or extensions thereof, and foreign equivalents of the foregoing; (iv) any claim of a continuation-in-part application or patent that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (i), (ii) or (iii); (v) any foreign counterpart (including PCTs) of any of the patents or patent applications identified in (i), (ii) or (iii) or of the claims identified in (iv); and (vi) any supplementary protection certificates, any other patent term extensions, and restorations and the like of any patents and patent applications identified in (i) through (v).

“Acquired Technology” means Acquired Patents, Regulatory Documentation, Regulatory Filings, technology rights, personal property, files, records, documentation, inventory, and other assets pertaining to Photrex and all other Photodynamic Therapy Technology and Photodynamic Therapy related rights, programs and perfected assets acquired from Miravant by Seller, or for which Seller has rights to ownership and has not perfected such rights. The Acquired Technology includes all of Seller’s rights in and to Miravant’s assets including:

•	all contents, including all lasers, of the storage lockers located at Public Storage, 7246 Hollister Ave, Goleta, CA, lockers 4115, 4010, 4124,4113 and 173,

•

stents, catheters, compounds (including SnET2, the chemical compound Tin Ethyl Etiopurpurin or any drug made from this compound), drugs and other materials and devices used to effect Photodynamic Therapy, including the items set forth on Annex 2;

•

patents and patent applications as set forth on Annex 1, tradenames, trademarks, trademark applications, copyrights and other Intellectual Property associated with Photrex and Photodynamic Therapy, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions,

•	agreements, contracts, leases, instruments, guarantees, other similar arrangements, and rights thereunder,

•

investigational new drug applications, new drug applications, regulatory filings and correspondence, franchises, approvals, permits, designations, licenses, orders, applications (whether or not approved), registrations, certificates, variances, and similar filings with rights obtained from governments and governmental agencies,

•	customer lists and other sales information,

•

medical, scientific, research, trial protocols (whether or not pursued), trial results including raw data, clinical trial data and other technical data, chemistry, manufacturing and control (CMC) data, toxicology and other animal preclinical data, FDA data based on filed INDs, NDAs and clinical studies and other data,

•	product specifications, formulas, ingredients, costing, supply agreements and other product information, including stability data and records,

•

files, records, patient records, documents, correspondence, lists, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials,

•	inventory (drug, consumables and equipment) as of the Closing Date associated with Photrex and other Photodynamic Therapy programs,

•

all standard operating procedures and bench procedures, including (i) Miravant B1-10 Bench Procedures, (ii) Miravant B1-9 Bench Procedures, (iii) Miravant B1-13 Specifications, (iv) Miravant B1-11 SOPs for Miravant Inc., (v) Miravant B1-2 SOPs for Miravant Pharmaceuticals, and (vi) Miravant B1-15 BioSOP and RDP, and

•

Know-How, trade secrets and proprietary processes and records including, but not limited to, chemistry, manufacturing and control (CMC) records, medical device manufacturing processes, non-clinical and clinical pharmacology, toxicology and safety records and clinical case report form (CRF) records relevant to cancer applications and regulatory filings.

“Action or Proceeding” means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or governmental or regulatory authority investigation, audit or other proceeding, whether civil, regulatory, quasi-criminal or criminal, in law or in equity, or before any arbitrator or governmental or regulatory authority, including any Bankruptcy Event.

“Affiliate” means, in the case of any Person, a corporation or other entity which, directly or indirectly, controls, is controlled by or is wider common control with, such Person. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls fifty (50) percent or more of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity.

“Ancillary Agreements” shall mean the Bill of Sale, Patent Assignment and Regulatory Documentation Assignment, substantially in forms of Exhibit A, Exhibit B and Exhibit C, respectively, and other transfer documents executed and delivered pursuant to Section 1.1.

“Bankruptcy Event” shall mean, with respect to any Person, any of the following:

(a) the taking of any of the following actions by such Person pursuant to or within the meaning of: (i) the commencement of a voluntary case; (ii) the consent to the entry of an order for relief against it in an involuntary case; (iii) the consent to the appointment of a Custodian of it or for any substantial part of its property; or (iv) the making of a general assignment for the benefit of its creditors;

(b) the entry by a court of competent jurisdiction of an order or decree under any Bankruptcy Law that: (i) is for relief against such Person in an involuntary case; (ii) appoints a Custodian of such Person or for any substantial part of its property; or (iii) orders the winding up or liquidation of such Person.

“Bankruptcy Law” means Title 11, United States Code, or any similar Federal, state or foreign law for the relief of debtors.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are required to be closed.

“Business Records” shall mean (a) all logs, books, legal records, business records, documentation and files relating to the Acquired Patents, files, supplier lists and files, product component lists, sales literature and sales aids, pictures, negatives, camera ready proofs, product catalogs, product sheets and documentation, product displays, advertising materials, manuals, computer and electronic data processing materials and correspondence, customer correspondence, in each case relating to the Acquired Assets, whether held by Seller, Miravant or any third party on their behalf, including by any of Seller’s or Miravant’s attorneys, advisors, consultants, business partners or other agents, including any Miravant corporate documents relating to the Acquired Assets held by Stradling Yocca Carlson & Rauth, P.C. and Sheppard Mullin Richter & Hampton LLP, and any p jttent files or documentation relating to the Acquired Patents held by Bryan Cave LLP, Finnegan, Henderson, Farabow, Garrett & Dunner, LLP, Ropes and Gray Intellectual Group, and Purdue Law Offices LLC to the extent such materials do not contain attorney client privileged materials; provided, however, Seller can provide no assurance that such records held by third parties shall be accessible by Buyer from any such third party and (b) copies of all the business, accounting and financial records relating to the Acquired Assets.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement. “Buyer Indemnified Party” shall have the meaning given to such term in Section 6.1.

“Buyer Licensee” means any Person, Group of People or Entity to which Buyer licenses or transfers any intellectual property rights in the Acquired Assets including but not limited to, patents and rights to regulatory filings or documents supporting those regulatory filings.

“Closing” shall have the meaning given to such term in Section 1.5. “Closing Date” shall have the meaning given to such term in Section 1.5.

“Contract” shall mean any contract (including leases, subleases, licenses, sublicenses), commitment, agreement or other business arrangement (whether oral or written).

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Damages” shall mean any and all losses, demands, obligations, Liabilities, damages (including, without limitation, consequential, special, indirect, exemplary or punitive damages, lost profits or any multiple of damages), claims, awards, judgments, diminution in value, costs and expenses.

“Data Exclusivity” shall mean proprietary data that is part of the Acquired Assets and is held by Buyer (or that the Buyer licenses or sublicenses) that can be used to prevent other parties from marketing the Product.

“Financing Payment Schedule” means that Seller or Seller’s designee shall receive 10% of any monies raised via equity financing by either the Buyer or Buyer Licensee until such time as the total amount of $143,000 due under sections 1.2.i, 1.2.b.ii, and 1.3.a.ii have been paid. Such payments shall be contingent on successful closing of an equity financing and shall be due within 30 days of closing of said equity financing. As requested by Seller, these payments will be made by delivering directly to Seller 63% of any payments due and by delivery directly to Seller’s Designee, 37% of any payments due.

“Finished Product” shall mean a Product in a finished form such that it is essentially ready to be administered to a patient.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Indebtedness” of any Person means all obligations of such Person (a) for accounts payable; (b) for borrowed money, (c) evidenced by notes, bonds, debentures or similar instruments, (d) for the deferred purchase price of goods or services, (e) for accrued expenses, (f) under capital leases and (g) in the nature of a guarantee of any of the obligations described in clauses (a) through (g) above of any other Person.

“Indemnified Party” shall have the meaning given to such term in Section 6.3(a).

“Indemnifying Party” shall have the meaning given to such term in Section 6.3(a).

“Intellectual Property” means any or all of, arid all rights in, arising out of, or associated with, the following: (a) Patent Rights; (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith and registrations and applications for registration thereof; (c) U.S. and foreign copyrights and registrations and applications for registration thereof; (d) U.S. and foreign mask work rights and registrations and applications for registration thereof; (e) trade secrets, compositions, Know How, works of authorship and confidential business information (including financial, marketing and business data, pricing and cost information business and marketing plans and customer and supplier lists and information); (t) all computer software, including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded; (g) all databases and data collections and all rights therein throughout the world; (h) any similar, corresponding or equivalent rights to any of the foregoing; (i) licenses granting any rights with respect to any of the foregoing; (j) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (k) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

“Know-How” shall mean know-how, ideas, expertise, discoveries, inventions, information, trade secrets, data or materials, whether or not patentable, proprietary or embodied in tangible form, including without limitation ideas, concepts, formulas, methods, procedures, designs, technologies, compositions, plans, applications, technical data, samples, biological or chemical materials, laboratory notebooks, clinical and pre-clinical data, databases, designs, assays, protocols, analytical systems, discovery tools, reports, filings and applications with regulatory authorities and manufacturing documentation.

“Liability” means all Indebtedness, obligations and other liabilities of a Person, whether absolute or contingent (or based upon any contingency), known or unknown, fixed or otherwise, due or to become due, whether or not accrued or paid, and whether required or not required to be reflected in financial statements under U.S. generally accepted accounting principles.

“Lien” means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, claim, condition, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Miravant Derived Photodynamic Therapy Products” means products derived by Miravant using the Photodynamic Therapy Technology.

“Miravant Subsidiaries” means those wholly owned subsidiaries of Miravant, including but not limited to the following entities: Miravant Systems Inc. a California corporation, Miravant Pharmaceuticals Inc. a Delaware corporation, and Miravant Cardiovascular Inc. a Delaware corporation.

“Net Sales” means, with respect to any Product, the gross invoice amount for all sales or transfers of a Finished Product to a Third Party, less the following deductions and offsets, but only to the extent such sums are otherwise included in the computation of gross invoices or are paid by Buyer, Buyer Licensee, or a licensee or sub-licensee of either party, and not otherwise reimbursed:

(a) refunds, rebates, replacements or credits actually taken by purchasers for return of Products;

(b) customary trade, quantity and cash discounts actually allowed and taken;

(c) excise, value-added and sales taxes actually paid for Products;

(d) shipping and handling charges actually paid for Products; and

(e) customary and reasonable expenses on sales in countries or regions with marketing exclusivity for any Product whose exclusivity is due to the Acquired Assets.

“Orphan Drug Exclusivity” means marketing exclusivity granted by regulatory authorities in the respective country (including but not limited to the United States and European Union) which prevents others from marketing the Product.

“Parties” shall mean Buyer and Seller.

“Patent Protection” shall mean any patent held in a respective country that prevents others from marketing the Product.

“Patent Rights” means the rights and interest in and to all issued patents and pending patent applications of Miravant or the Miravant Subsidiaries in any country, including without limitation all utility models, utility model applications, provisionals, divisionals, substitutions, continuations, continuations-in-part, continuing prosecution applications, patents of addition, requests for continued examination, reexaminations, supplementary protection certificates, extensions, registrations or confirmation patents, and reissues thereof.

“Payment Equity Financing” shall mean the closing of equity financing in excess of $5 million, whether in a single financing or multiple financings in the aggregate, by either Buyer or Buyer Licensee.

“Person” shall mean (a) any individual, (b) any corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability or joint stock company) or other organization or entity, or (c) any Governmental Entity.

“Photodynamic Therapy” means the technique of diagnosis and/or treatment of abnormal or normal biological or medical conditions, either in-vivo or ex-vivo, through the use of chemical entities, drugs or other compositions activated by light or any type of electromagnetic radiation or magnetic field.

“Photodynamic Therapy Technology” means all patents, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, registered designs, utility models and similar property rights, and all applications relating to the foregoing, all inventions, trade secrets and know-how, databases, product and marketing information, surveys, data and research supporting all product registrations, transferable rights to software, and all other intellectual property rights and all analytical and validation methods, and all other know-how and information relating to Photodynamic Therapy or otherwise required to formulate, test, manufacture, use and sell any product relating to Photodynamic Therapy, and all improvements and modifications thereof that are hereafter developed.

“PhotoPoint” means any Photodynamic Therapy owned or employed by Miravant, including therapies using SnET2 and light sources capable of exciting SnET2.

“Photrex” means the tradename and trademark used by Miravant to refer to SnET2 or any drug substance or drug product containing SnET2.

“Pivotal Trial” means a human clinical trial in any country, whether controlled or uncontrolled, that is performed after preliminary evidence suggesting effectiveness of the drug under evaluation has been obtained, and intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labeling. In the United States, “Pivotal Trial” would include a human clinical trial that satisfies the requirements of 21 C.F.R. § 312.21 (c).

“Product” means any product which employs the Acquired Assets in its manufacture, use, development, testing, improvement, Regulatory Filing, Regulatory Approval or Regulatory Documentation, or the manufacture, use, sale or importation of which is covered by a Valid Claim within the Acquired Patents.

“Purchase Price” shall have the meaning given to such term in Section 1.3.

“Purlytin” means the tradename and/or trademark used by Miravant to refer to SnET2 or any drug substance or drug product containing SnET2.

“Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the CoWicil of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the use of the Acquired Assets in a regulatory jurisdiction.

“Regulatory Documentation” means, with respect to a Product, all material regulatory filings and supporting documents created or submitted to any Regulatory Authority and all data contained therein including, without limitation, the contents of any Regulatory Approvals, correspondence to and from the any regulatory agency or governmental authority, minutes from meetings (whether in person or by audioconference or videoconference) with a Regulatory Authority, registrations and licenses, regulatory drug lists, advertising and promotion documents shared with regulatory authorities, adverse event files, complaint files and manufacturing records, including the items set forth on Annex 2 hereof.

“Regulatory Exclusivity Period” means any period of data., market or other regulatory exclusivity (other than supplementary protection certificates, which will be treated as part of the Acquired Patents hereunder) which prevents a Third Party from referencing data submitted by Buyer or Buyer Licensee in connection with obtaining Regulatory Approval of a Product, including any such. periods under national implementations in the European Union of Section 10.1(a)(iii) of Directive 2001/EC/83 and all foreign equivalents.

“Regulatory Filing” means a Regulatory Documentation which is any filing requested or required by a Regulatory Authority or otherwise provided to the Regulatory Authority.

“Related Know How” means any Know-How relating to any Acquired Asset.

“Seller” shall have the meaning given to such term in the first paragraph of this Agreement.

“Seller Indemnified Parties” shall have the meaning given to such term in Section 6.2.

“Seller’s Designee” shall mean Steven J. Rychnovsky or his designee or estate as the case may be.

“SnET2” means the compound known as tin ethyl etiopurpurin including all enantiomers, all crystalline forms and all other solid forms thereof.

“Subsidiary”, with respect to any Person, means any other Person, whether or not existing on the date hereof, in which the specified Person directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest or voting power of or in such other Person or otherwise controls such other Person.

“Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall. profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Taxing Authority” shall mean the United States Internal Revenue Service or the taxing authority of any other jurisdiction.

“Tax Returns” shall mean all reports, returns, declarations, statements or other information required to be supplied to a Taxing Authority in connection with Taxes.

“Third Party” means any person or entity, which is not a Party to this Agreement. “Third Party Claim’’ shall have the meaning given to such term in Section 6.3(a).

“Valid Claim” will mean, with respect to a particular country, (i) any claim of an issued and unexpired Acquired Patent in such country that (a) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal and (b) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country, or (ii) a claim of a pending application within the Acquired Patents, which claim has not been irretrievably cancelled, withdrawn or abandoned or finally disallowed without the possibility of appeal or re-filing of the application, or been pending, any of which for more than five (5) years from the original filing date of that claim (regardless of any later amendments to the claim). If a claim of an application within the Acquired Patents that ceases to be a Valid Claim under clause (ii) due to the passage of time later issues as part of an Acquired Patent described in clause (i), then (w) such claim will again be considered to be a Valid Claim effective as of the issuance of such Acquired Patent, (y) Buyer or Buyer Licensee will be notified of such issuance, and (z) any royalty payments under this Agreement payable as a result of such later-issued claim will be payable only after the effective date of such issuance, and will not be obligated for any royalty payments retroactive to the date such claim ceased to be a Valid Claim under clause (ii) due to the passage of time.

ARTICLE VIII

MISCELLANEOUS

8.1    No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

8.2    Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, with respect to the subject matter hereof.

8.3    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the other Party. Any purported assignment of rights or delegation of performance obligations in violation of this Section 8.3 is void.

8.4    Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

8.5    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.6    Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to Seller:

St. Cloud Investments, LLC

Michael Khoury

Phone: 310-850-7292

MichaelKhoury@cox.net

Mailing address:

Michael Khoury

C/O Welch & Co.

25500 Hawthorne Blvd., Suite 2500

Torrance, CA 90505

with a copy to:

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, CA 92660-6422

Attention: Bruce Feutcher, Esq.

Phone: 949-725-4123

Fax: 949-823-5123

bfeuchter@sycr.com

If to Buyer:

Adgero Biopharmaceuticals, Inc.

Frank G. Pilkiewicz, PhD

301 N. Harrison St., Suite 9F #459

Princeton, NJ 08540

Phone: 609-275-6837

Fax: 609-936-1341

Email: frankgpilkiewicz@comcast.net

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

8.7    Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule.

8.8    Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party with respect to any default misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

8.10    Transaction Expenses. Unless otherwise specified in this Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

8.11    Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such co(c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any other court; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 8.6; provided that nothing in this Section 8.11 shall affect the right of either Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

8.12    Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

8.13    Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

8.14    Confidentiality. This Agreement,. the Ancillary Agreements and the contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to a Party’s officers, directors, employees, accountants, attorneys and other professional advisors retained by such Party in connection with the transactions contemplated hereby or as otherwise required by law, may not be disclosed in whole or in part to any Person without the prior written consent of the other Party.

8.15    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with sophisticated counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. The word “including” shall mean “including without limitation” regardless of whether such words are included in some contexts but not others. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require. All references to dollars or “$” shall mean United States dollars.

8.16    Termination. The Buyer may terminate this Agreement any time prior to the Payment Equity Financing. This Agreement will automatically terminate, if those payments due according to the Financing Payment Schedule are not met. Upon termination of this agreement, all Acquired Assets shall be promptly returned to the Seller, including transfer of assignment of all patents to the Seller and return of the power of attorney to the Seller. Furthermore, in the event of such termination, any outstanding obligations, liabilities or commitments other than those noted in this section will be void ab initio, unenforceable and of no effect. In particular, those outstanding obligations, liabilities or commitments of the Buyer contained within the Convertible Equity Security as well as those listed in sections 1.2 and 1.3 of this Asset Purchase Agreement, will be void ab initio, unenforceable and of no effect. In the event of such termination any payments made by the Buyer prior to termination will owned by the Seller and will not be returned to the Buyer.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

ST. CLOUD INVESTMENTS, LLC

By:	/s/ Michael Khoury
	Name:	Michael Khoury
	Title:	Director

On this 26 day of November 2012, before me, the undersigned Notary Public, personally appeared Michael Khoury, proved to me through satisfactory evidence of identification, which was/were California DL, to be the person whose name is signed on behalf of Seller on the preceding lines, and who swore or affirmed to me that the contents of the document are truthful and accurate to the best of his/her knowledge and belief. The above-indicated individual is duly authorized to execute this document singly on behalf of Seller document of his/her own free will.

(Seal)

/s/ Darren F. Haworth
Signature of Notary

My Commission Expires: 10.9.14

BUYER:

ADGERO BIOPHARMACEUTICALS, INC.

By:	/s/ Frank G. Pilkiewicz
	Name:	Frank G. Pilkiewicz
	Title:	President and CEO

On this 28 day of November 2012, before me, the undersigned Notary Public, personally appeared Frank G. Pilkiewicz, proved to me through satisfactory evidence of identification, which was/were NJ DL, to be the person whose name is signed on the preceding lines on behalf of Buyer, and who swore or affirmed to me that the contents of the document are truthful and accurate to the best of his/her knowledge and belief. The above-indicated individual is duly authorized to execute this document singly on behalf of Seller document of his/her own free will.

/S/ Denis Comeau Jr	(Seal)
Signature of Notary

My Commission Expires: 11/28/2012